EXHIBIT (a)(1)(D)

                FORMS OF ACKNOWLEDGEMENT OF RECEIPT OF LETTER OF
                           TRANSMITTAL/WITHDRAWAL FORM



                    ACKNOWLEDGEMENT OF LETTER OF TRANSMITTAL

     Monster Worldwide, Inc. has received your Letter of Transmittal dated ___________, 2007, by which you elected to have some or all of your Eligible Options amended, subject to the terms and conditions of the Offer to Amend dated March 13, 2007.

     If you change your mind, you may withdraw your election to amend some or all of your eligible option by completing and signing a Withdrawal Form and sending it via facsimile to The Altman Group, Inc., Attn.: Jason Vinick, at facsimile number (201) 460-0050, before 11:59 p.m. Eastern Time on April 10, 2007. You may obtain a Withdrawal Form by contacting Jason Vinick at (201) 806-2208. Only Withdrawal Forms that are complete, signed and actually received via facsimile by the deadline will be accepted. If you have questions concerning the submission of your form, please direct them to Jason Vinick at (201) 806-2208.

     Please note that our receipt of your Letter of Transmittal is not by itself an acceptance of the Eligible Options. For purposes of the Offer, Monster will be deemed to have accepted Eligible Options with respect to which proper acceptances of the Offer have been made and not properly withdrawn as of the date when Monster gives oral or written notice the option holders generally of its acceptance of such options, which notice may be made by press release, e-mail or other method of communication. Monster's formal acceptance is expected to take place shortly after the end of the offer period.

                        ACKNOWLEDGMENT OF WITHDRAWAL FORM

     The Monster Company has received your Withdrawal Form dated ___________, 2007, by which you rejected Monster's offer to amend some or all of your Eligible Options.

     If you change your mind, you may once again elect to accept the Offer with respect to some or all of your Eligible Options by completing and submitting a new Letter of Transmittal via facsimile to The Altman Group, Inc., Attn.: Jason Vinick, at facsimile number (201) 460-0050, before 11:59 p.m., Eastern Time, on April 10, 2007. If you have questions concerning the submission of your form, please direct them to Jason Vinick at (201) 806-2208.